Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Earthstone Energy, Inc. of our reports dated March 10, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Earthstone Energy, Inc., which reports appear in the Form 10-K of Earthstone Energy, Inc. for the year ended December 31, 2020 (and express an unqualified opinion), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Houston, Texas
March 10, 2021